Exhibit 21.1

SUBSIDIARIES OF BLACKBAUD, INC.

Blackbaud, LLC (South Carolina)

Blackbaud Canada, Inc. (Ontario, Canada)

Blackbaud Europe Ltd. (Scotland)

Blackbaud Pacific Pty. (New South Wales, Australia)

Kintera, Inc. (Delaware)

Masterplanner Media, Inc. (California)

5 Winds, Inc. (Delaware)

Prospect Information Network, LLC (Delaware)

Kamtech, Inc. (Delaware)

American Fundware, Inc. (Colorado)

American Fundware Holding Company, Inc. (Delaware)

Integrated Strategies Consult, Inc. (Delaware)

Involve Acquisition, Inc. (Delaware)

Charitygift Acquisition Corporation (Texas)

*	All subsidiaries 100% owned by Blackbaud, Inc., except Blackbaud Canada, Inc., which is 100% owned by Blackbaud, LLC and American Fundware, Inc., which is 100% owned by American Fundware Holding Company, Inc.